Exhibit 99.3 The following is an excerpt from an earnings press release (the “Press Release”) filed by Liberty Global plc with the U.S. Securities and Exchange Commission on May 9, 2023. PRESS RELEASE INITIAL SECTION Quote from Liberty Global plc’s Chief Executive Officer, President and Vice Chairman Additionally, we are proposing a change in the jurisdiction of our parent company from England & Wales to Bermuda. This would enable us to have U.S.-style governance that aligns with our U.S. listing and our largely U.S. shareholder base. The principal reason for the proposal is to facilitate future shareholder value creation by moving away from complex English corporate laws and into a jurisdiction that makes it substantially easier to facilitate future share buybacks and self-tender offers, spin-offs and split-offs and other similar transactions. Shareholder approval is required to effect the change, and we have filed a preliminary proxy statement describing the proposals in greater detail. This transaction is not tax driven, and if approved, the transaction will have no impact on the day-to-day operations or any of our commitments in the UK and the rest of Europe where we remain a substantial employer and service provider.